FOR IMMEDIATE RELEASE

First Shares Bancorp, Inc. Reports 1st Quarter Earnings

May 6, 2003, Greenwood, Indiana—First Shares Bancorp, Inc. (NASDAQ SmallCapSM market symbol—FBGI), the holding company of F1rst Bank, announced today that net income for the quarter ended March 31, 2003, was $194,000 , or $0.12 for basic and fully diluted earnings per share. This compared to net income for the same period in 2002 of $284,000, or $0.18 for basic and fully diluted earnings per share. During the first quarter of 2003, income tax expense totaled $58,000, compared to $0 in the prior year quarter. Income before taxes totaled $252,000 for the 2003 first quarter, compared to $284,000 in the first quarter of the prior year.

Interest income for the quarter ended March 31, 2003 was $2,341,000 compared to $2,157,000 for the same period in 2002 or an 8.5% increase. Net interest income was $1,391,000 for the quarter ending March 31, 2003 compared to $1,258,000 for a 10.6% increase over March 31, 2002. In addition non-interest income was $631,000 for the quarter ending March 31, 2003 compared to $289,000 for the quarter ending March 31, 2002 for an increase of 118.3%. This increase was due largely to the gain on sale of mortgage loans and net gain on securities sold. The company experienced an increase in non-interest expense in the area of salaries and commissions related to the higher level of loans sold. In addition quarterly interest of approximately $100,000 was an added expense due to the debentures that were issued by the company last spring. Due to the slower economy, loan growth is under budget as of March 31, 2003. In addition, having passed into a taxable position during 2002, tax expense was recorded during the 1st quarter of 2003 that was not recorded during the same period of 2002.

Jerry Engle, the company’s president and chief executive officer, indicated that the bank is on track to meet most of its financial objectives for 2003. “Our growth strategy remains intact. Even though the economy has caused some slowdown in loan demand, our customer base remains strong and we are looking for additional growth ahead with corresponding improvement in the economy,” said Engle.

Assets totaled $169.2 million at March 31, 2003, an increase from December 31, 2002 of $13.9 million or 8.9%. Gross loans excluding loans held for sale totaled $114.8 million at March 31, 2003, an increase from December 31, 2002 of $2.9 million or 2.6%. Deposits totaled $142.7 million at March 31, 2003, an increase from December 31, 2002 of $19.7 million or 16.0%. Non-performing loans increased $677,000 to $932,000 from $255,000 at December 31, 2002. This increase is due to one loan that was originated in early 1999 that is secured by real estate. Non-performing loans were 0.80% of total loans at March 31, 2003 compared with 0.33% at March 31, 2002. The allowance for loan losses was 1.26% of total loans at March 31, 2003 compared with 1.25% of total loans at March 31, 2002. Compared to the first quarter of 2002, net interest margin for the first quarter of 2003 narrowed to 3.78% from 4.17%.

First Shares Bancorp is a $169 million financial services company headquartered in Greenwood, Indiana, a part of the greater Indianapolis metropolitan area. The company operates from eight locations, all within a 50-mile radius of Indianapolis.

Investor Contact:  Jerry R. Engle (317-882-4790) jengle@f1rstbank.com
                               Kimberly Kling (317-882-4790) kkling@f1rstbank.com

Safe Harbor Statement. This news release contains comments that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of First Shares to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such risks include: increases in competitive pressures from other financial institutions in our markets, unexpected increases in loan losses, changes in market interest rates, unanticipated changes in our level of growth or our ability to manage the growth, changes in economic conditions in our markets, or legislative or regulatory changes.